Exhibit 10.1

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (“Agreement”) is made as of the 13 day of February, 2012 (the “Effective Date”) between SINOHUB, INC., a Delaware corporation having its principal place of business at 6/F, Bldg 51, Rd 5, Qiongyu Blvd., Technology Park, Nanshan District, Shenzhen, People’s Republic of China 518057 (“SinoHub”) and CIAO TELECOM, INC., a Nevada corporation having its principal place of business at 1900 Powell Street, #450, Emeryville, CA 94608 (“Ciao”).  SinoHub and Ciao are hereby collectively referred to herein as the “Joint Venturers.”

WHEREAS, SinoHub engages in part in the manufacture and sale of private label mobile communication devices in developing countries;

WHEREAS, Ciao provides VoiP resale and other telecommunication distribution services as well as sales contacts;

WHEREAS, each of SinoHub and Ciao brings substantial experience, expertise, capacity and resources to the Joint Venture;

NOW, THEREFORE, in order to set forth the respective rights, interests, duties and obligations to each other, the Joint Venturers agree as follows:

1.	PURPOSE AND JOINT VENTURE NAME

1.1           The Joint Venturers hereby enter into this Joint Venture (“Joint Venture”) for the sole purpose of manufacturing and marketing mobile communications devices in Brazil and possibly other countries as the parties may be mutually agree to in writing (the “Business”).

1.2           The Joint Venturers shall cause to be formed a Brazilian corporation to be named CiaoHub, SA. (“CiaoHub”) which shall be the entity to effect the Joint Venture.

2.	RELATIONSHIP OF THE JOINT VENTURERS; EXCLUSIVITY

2.1           Nothing contained in this Agreement shall be construed to create a partnership between the Joint Venturers or give rise to any agency relationship except as specifically necessary and set forth in this Agreement.

2.2           Each Joint Venturer may identify opportunities to the Joint Venture, and the counter-Joint Venturer may choose to participate in the pursuit of the opportunity through the Joint Venture, or decline to participate.  If the counter-Joint Venturer declines to participate, the identifying Joint Venturer may then proceed to pursue the opportunity on their own, should they chose to do so, provided that the identifying Joint Venturer will remain subject to the terms of Section 2.4 hereunder.

2.3           The Joint Venturers shall be joint venturers only with respect to the Business.  Except for the obligations set forth in this agreement, no Joint Venturer shall be liable for any debts or obligations of the other Joint Venturer unrelated to this Joint Venture.

2.4           During the term of this Agreement, neither Joint Venturer shall, directly or indirectly, either individually or as a principal, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor or consultant on in any other capacity, participate in, become associated with, provide assistance to, engage in or have a financial or other interest in any business, activity or enterprise within Brazil which is competitive with CiaoHub or any of its successors or assigns.  The ownership of less than a 1% interest in a company whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that company may be a competitor of CiaoHub, shall not be deemed financial participation in a competitor.

2.5           Nothing contained in this Agreement shall create or be interpreted or construed so as to create any permanent relationship between the Joint Venturers or limit their respective rights to carry on their individual businesses for their own benefit.

3.	INTEREST OF THE PARTIES

The initial owners of the outstanding shares of CiaoHub shall be as follows:

SHAREHOLDER	PERCENTAGE OF SHARES
SinoHub	47%
Ciao	47%

Henry T. Cochran	1%

Eugênio Santos	1%

Manfred J. Pfeifer	1%

Donald G. Thomas	1%

Francesco Ricciulli	1%

Diogo Oliveira	1%

No additional shares of CiaoHub shall be issued without the consent of both Joint Venturers.

In the event that any additional entity is required to be formed to effectuate the Joint Venture. the interests and shares of the Joint Venturers in and to the assets and property of such entity, any net revenues after expenses, profits, losses and tax benefits which may be derived from the operations of such entity and the obligations and liabilities of each of the Joint Venturers as among themselves in connection with the operation of such entity, and with respect to any and all liabilities in connection therewith, shall be divided equally between SinoHub and Ciao, provided that if applicable law requires additional owners of such entity (or the Joint Venturers jointly determine that additional owners are required for business purposes), such additional owners shall receive the minimum percentage of such entity legally permitted, with the balance divided equally between SinoHub and Ciao.

4.	OBLIGATIONS OF THE JOINT VENTURERS

In connection with the funding and operation of CiaoHub and the Business, in addition to any other responsibilities specifically set forth herein, Ciao will have the following responsibilities on a best efforts basis (with no guarantee or certainty of success):

•	Forming CiaoHub as soon as reasonably possible.

•
Trying to obtain initial debt financing for CiaoHub (the “Initial Debt Financing”) on the most favorable terms possible.  Ciao and SinoHub understand that CiaoHub’s assets including, but not limited to accounts receivable, may be needed to secure the Initial Debt Financing and subsequent financing as well.   Ciao will attempt to obtain Initial Debt Financing that will not require any principal payments for the first two years following the closing of such debt financing (the “Financing Closing Date”).  SinoHub shall assist in such fund-raising efforts by jointly preparing a business plan with Ciao to be used in connection with such efforts.

•	Obtaining a bank line or bank lines to fund accounts receivable at competitive interest rates and with competitive terms.

•
Obtaining land on which to build a factory located in Brazil to be used to manufacture mobile communications equipment which land must be obtained by a grant of the Brazilian government or any subdivision thereof (Ciao shall not be held in default of this Agreement if its best efforts fail to obtain such a land grant and the Joint Venturers will discuss whether to jointly purchase land at the lowest cost possible if no land grant is obtained).

•
Obtaining all required government permits for the construction and operation of the Factory and any available subsidies or tax breaks relating to the construction and operation of the Factory and generally serving as liaison to the Brazilian government and any subdivisions thereof with respect to the Joint Venture.  Ciao’s responsibilities hereunder shall also include, without limitation, the preparation and filing of any reports required by such governmental entities.

•
Organizing and completing the construction of the Factory. The Joint Venturers agree that the Factory will be modeled after the factory operated by SinoHub in Shenzhen China and SinoHub will provide reasonable access to said factory to any architects or contractors engaged by CiaoHub to build the Factory. The actual costs of constructing the Factory shall be paid from the funds raised for CiaoHub and neither Joint Venturer shall be personally liable for the costs of construction.

•	Developing and implementing a sales and marketing strategy to sell the mobile communications devices produced by the Factory in Brazil.

4.1           In connection with the funding and operation of CiaoHub and the Business, in addition to any other responsibilities specifically set forth herein, SinoHub will have the following responsibilities:

•	Develop and prepare a business plan and financial plan, in concert with Ciao to be used in connection with raising capital for CiaoHub.

•
Managing the operations of the Factory on a day-to-day basis, including selecting and managing personnel, managing production, producing quality reports and providing for capacity planning and training.

•	Using best efforts to sell Ciao products through its sales channels provided that nothing hereunder shall restrict SinoHub from following its ordinary course of business.

5.	REPRESENTATIONS AND WARRANTIES OF SINOHUB

In order to induce Ciao to enter into this Agreement and to consummate the transactions contemplated hereby, SinoHub hereby makes the following representations and warranties to Ciao effective as of the Effective Date.

5.1           SinoHub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  SinoHub is not in liquidation or receivership and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.

5.2           SinoHub has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to engage in the transactions contemplated hereby and thereby.  SinoHub has taken all requisite corporate action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be.  This Agreement is the legal, valid and binding obligation of SinoHub, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors’ rights and the exercise of judicial discretion in accordance with general equitable principles.

5.3           Neither the authorization, execution, delivery and performance of this Agreement, nor the consummation of the transactions herein and therein contemplated, nor the fulfillment of or compliance with the terms hereof and thereof, will conflict with or result in a breach or default of any of the terms of the Certificate of Incorporation or By-laws, or of any statute, law, rule or regulation, or of any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of any material provision of any agreement or instrument, which is applicable to SinoHub or by which SinoHub or any of its assets is bound, or constitute a material default thereunder, or result in the creation or imposition of any material Lien upon any of the assets of SinoHub.

6.	REPRESENTATIONS AND WARRANTIES OF CIAO

In order to induce SinoHub to enter into this Agreement and to consummate the transactions contemplated hereby, Ciao hereby makes the following representations and warranties to SinoHub effective as of the Effective Date.

6.1           Ciao is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  Ciao is not in liquidation or receivership and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.

6.2           Ciao has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to engage in the transactions contemplated hereby and thereby.  Ciao has taken all requisite corporate action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be.  This Agreement is the legal, valid and binding obligation of Ciao, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors’ rights and the exercise of judicial discretion in accordance with general equitable principles.

6.3           Neither the authorization, execution, delivery and performance of this Agreement, nor the consummation of the transactions herein and therein contemplated, nor the fulfillment of or compliance with the terms hereof and thereof, will conflict with or result in a breach or default of any of the terms of the Certificate of Incorporation or By-laws, or of any statute, law, rule or regulation, or of any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of any material provision of any agreement or instrument, which is applicable to Ciao or by which Ciao or any of its assets is bound, or constitute a material default thereunder, or result in the creation or imposition of any material Lien upon any of the assets of Ciao.

7.	JOINT VENTURE MANAGEMENT

7.1           The operations and activities of CiaoHub in connection therewith, shall be carried out under the general management and direction of a Board of Directors (the “Board of Directors”) consisting of six members which shall be composed of three (3) persons designated by each Joint Venturer.  Ciao shall designate a Brazilian citizen as Chairman (initially to be Eugenio Santos) and SinoHub may designate the Vice-Chairman (initially to be Henry Cochran).   Until written notice of any changes is given as hereinafter provided, the directors are as follows:

SinoHub:	Henry T. Cochran, Manfred J. Pfeifer, Donald G. Thomas
Ciao:	Eugênio Santos, Francesco Ricciulli, and Diogo Oliveira

7.2           The right of a Joint Venturer to designate directors shall terminate upon the earliest to occur of: (i) the transfer of such Joint Venturer of all of its shares of CiaoHub, provided that such right will be transferred to any transferee of such shares in a transfer complying with Section 16 hereunder. and (ii) the occurrence of an Event of Bankruptcy with respect to such Joint Venturer whereupon the directors previously designated by such Joint Venturer shall be replaced by directors elected by the holders of a majority of the outstanding shares of CiaoHub, provided that in the case of an Event of Bankruptcy such majority shall be calculated by excluding the shares owned by the Joint Venturer with respect to whom the Event of Bankruptcy has occurred and such Joint Venturer shall not have the right to vote on election of such directors.  For the purposes of this Agreement, an “Event of Bankruptcy” shall mean, with respect to any person: (i) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such person in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of such person or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or (ii) the commencement by such person of any proceeding seeking a decree, order, appointment or other relief referred to in clause (i) above, the consent to the granting of such relief or the failure to oppose the granting of such relief for a period of 30 days or more, or the failure of such person generally to pay its debts as such debts become due, or the taking of any action by such person in furtherance of any of the foregoing.

7.3           The salaries and other compensation, if any, of each member of the Board of Directors shall be borne by the respective Joint Venturer appointing such member.  The initial compensation for the directors shall be US$2,500 per meeting attended and reasonable and documented out-of-pocket expenses incurred in traveling to and attending the meetings.

7.4           For any meeting of the Board of Directors, a quorum shall be comprised of four representatives, two from each Joint Venturer.  All decisions, determinations, approvals, consents or other actions shall be determined by vote of the Board of Directors.

7.5           Regular meetings of the Board of Directors will be held at such intervals and times as deemed appropriate by the Chairman of the Board, or the majority of the Board in the absence of a Chairman, for the needs of the Business and operation of the Joint Venture.  In addition, any member of the Board may call a special meeting of the Board at any time by giving written notice at least two (2) days prior to the meeting, unless such period of notice is reduced or waived by representatives of both Joint Venturers.  Unless the Chairman, or in the absence of a Chairman, a majority of the Board, shall otherwise decide with respect to a particular meeting, meetings shall be held at CiaoHub’s office.  The Board of Directors-shall consider any matter submitted by any of its members.

7.6           A meeting may be conducted by telephone without prior notice in an emergency, as long as representatives of both Joint Venturers are present at such telephonic meeting and this method may also be used when such procedure would be expedient for matters needing prompt attention as collectively determined by the representatives of each Joint Venturer.

7.7           The directors may take action without a meeting by unanimous written consent of the directors.

7.8           The Board of Directors shall create a compensation committee, consisting of one representative of each of the Joint Venturers, to make recommendations as to the compensation of management of CiaoHub to the full Board.

7.9           Directors may be removed solely by written instruction of the Joint Venturer authorized to designate such directors and such Joint Venturer shall be entitled to designate replacement directors.  In the case of directors designated by the holders of a majority of the outstanding shares of CiaoHub, such directors may be removed by the vote of the holders of a majority of the outstanding shares of CiaoHub and the replacements for any such removed directors will be designated by the vote of the holders of a majority of the outstanding shares of CiaoHub.

8.	BOARD OF DIRECTORS AUTHORITY

8.1           The Board of Directors shall review and supervise the operation of CiaoHub and any other matters relating to the Business.

8.2           The Board of Directors shall have full authority to manage the day-to-day operations of the Business, including, without limitation, the authority to (a) to appoint individuals to act as officers of CiaoHub and delegate to such individuals such authority to act on behalf of CiaoHub and such duties and functions as the Board shall determine and to pay reasonable compensation for such officers’ services; (b) to hold and own any real and/or personal properties in the name of CiaoHub; (c) to acquire from any person by purchase, lease or otherwise, any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of CiaoHub; (d) to borrow money for CiaoHub from banks, other lending institutions, any Joint Venturer, or any affiliates of a Joint Venturer on such terms as the directors deem appropriate; and in connection therewith, to hypothecate, encumber, and grant security interests in the assets of CiaoHub to secure repayment of the borrowed sums and to prepay in whole or in part, refinance, recast, increase, modify or extend any deed of trust, mortgage or other indebtedness of CiaoHub, and, in connection therewith, to execute any extensions, renewals or modifications of such deeds of trust or mortgages; (e) to enter into, perform and carry out contracts of any kind necessary to, in connection with or incidental to, the accomplishment of the purposes of CiaoHub, which contracts may extend beyond the term of CiaoHub; (f) to employ or engage persons, firms or companies (including any Joint Venturer or an affiliate of any Joint Venturer) for the operation, maintenance, marketing and financing of CiaoHub and to pay reasonable compensation for such services; (g) arrange for prosecution: defense and settlement of any third party claim or lawsuit by or against the Joint Venture arising out of the Business; (h) establish and administer a special bank account for deposits to the Joint Venture and withdrawal of expenses incurred in the operation of the Business and disbursements of profits upon with winding up of the Joint Venture; (i) approve all major changes in the scope of the Business; (j) approve major subcontracts; (k) wind up the business affairs of the Joint Venture upon a vote to dissolve CiaoHub; and (l) secure insurance and, to the extent applicable, fidelity bonds as required for the Business.  The Joint Venturers agree that Harry Cochran will be elected Chief Executive Officer of the Company for an initial period of not less than 2 years beginning on the effective date.

9.	KEY PROJECT PERSONNEL

Each Joint Venturer shall make available to the Joint Venture key project personnel.  No Joint Venturer shall withdraw any key personnel from the services in progress without reasonable prior notice of such withdrawal to the Project Manager and to the other Joint Venturer.  Each Joint Venturer will exercise its best efforts to replace personnel so withdrawn with personnel having experience and qualifications commensurate with the assignment.

10.	JOINT VENTURE EXPENSES

10.1           The Joint Venturers anticipate that the costs and expenses of the Joint Venture will be incurred directly by CiaoHub and will consist primarily of construction costs for the manufacturing facility, salaries, fringe benefits, applicable overhead, material, equipment, subcontracts, insurance premiums, accounting and legal fees and other obligations and expenses necessarily and reasonably incurred in the performance of the Business.  Costs and expenses of each Joint Venturer chargeable to CiaoHub shall be subject to prior determination, review and approval by the Board of Directors.

10.2           The Board of Directors may determine that CiaoHub may be best served by use of employees of a Joint Venturer assigned to CiaoHub on a temporary basis.  These employees shall at the discretion of the Board of Directors remain employees of the Joint Venturer, as the case may be, and CiaoHub shall be charged for these employees’ services, as determined reasonable by the Board of Directors.  Both Joint Venturers shall maintain separate books of account for all such employees which show actual expenses of the employees while performing services for CiaoHub, the cost rate used to compensate the Joint Venturer for the services provided by such employees and any other expenses or costs relating to use of the employees or resources of the Joint Venturer necessary to the employee’s services.

11.	JOINT VENTURE BANK ACCOUNT AND OPERATING FUNDS

11.1           The Board of Directors shall establish and administer a special bank account in the name of the CiaoHub (“Operating Account”) in such bank as the Board of Directors shall deem appropriate.  All capital, including capital contributions, of CiaoHub and all funds received by CiaoHub from any source shall be promptly deposited into the Operating Account.  All checks drawn on the Operating Account or any other withdrawal shall require two (2) signatures, one from a representative of each Joint Venturer.  Each Joint Venturer may designate the person or persons who may sign on its behalf.  To the extent that the Joint Venturers deem it prudent to facilitate the operation of the Joint Venture, the Joint Venturers may establish Operating Accounts for the Joint Venture on terms consistent with the Operating Accounts of CiaoHub.

11.2           The Board of Directors may cause funds of CiaoHub to be invested with interest as deemed appropriate by the Board of Directors.

11.3           The initial capital to be contributed by each stockholder of Ciao shall be:

SHAREHOLDER	CAPITAL CONTRIBUTED
SinoHub	US$18,800

Ciao	US$18,800

Henry T. Cochran	US$400

Eugênio Santos	US$400

Manfred J. Pfeifer	US$400

Donald G. Thomas	US$400

Francesco Ricciulli	US$400

Diogo Oliveira	US$400

11.4           Neither Joint Venturer shall be required to fund the operations of Ciao without the consent of such Joint Venturer.  Subject to the approval of the Board of Directors, CiaoHub may borrow funds from a Joint Venturer provided that any loans made to the Joint Venture by a Joint Venturer shall be on commercially reasonable terms and on no less favorable terms to CiaoHub than CiaoHub could obtain from an unaffiliated third party lender.

12.	BOOKS OF ACCOUNT AND INSURANCE

12.1           CiaoHub shall maintain the Joint Venture books of accounts, vouchers, contracts, inventory, supplies, equipment, property and other data and administrative records of CiaoHub and any separate records of the Joint Venture (“Joint Venture Records”).  CiaoHub shall maintain adequate and complete Joint Venture Records and books of account on a calendar-year basis.  CiaoHub shall prepare and submit monthly statements, cost reports, summaries and other financial data, in forms and at times specified by the Board of Directors. Such shall include, but not be limited to, the preparation and submission of monthly cost reports which shall contain the total costs incurred to date, with an itemized breakdown of such costs in comparison with amounts budgeted for same and specifying the percentage-of-completion for same.

12.2           All Joint Venture records, project records and all other financial, technical and other original records of the Joint Venture (“Joint Venture Records”) shall be kept and preserved by CiaoHub for such longer periods as required by Brazilian law.  All reports prepared by CiaoHub shall be promptly provided to SinoHub and Ciao.  All Joint Venture Records shall be available for examination and audit by Ciao and SinoHub at all reasonable times.

12.3           CiaoHub shall engage an audit firm reasonably acceptable to both of the Joint Venturers to conduct an annual audit of the financial statements of CiaoHub.  Without limiting the foregoing, the Joint Venturers agree that Baker Tilly and any affiliate thereof shall be mutually acceptable to the Joint Venturers.

12.4           The Joint Venturers shall also cause the preparation of income tax returns for the Joint Venture.

12.5           The Joint Venturers, through their representatives on CiaoHub’s Board of Directors shall determine the amount, type and limits of insurance coverage needed to protect CiaoHub and Joint Venturers against any risk of loss resulting from the Business.  The cost of such insurance shall be paid by CiaoHub.  The insurers contemplated by this paragraph shall waive all rights of subrogation against any or all of the Joint Venturers hereto or their officers, employees, representatives, agents, parents, subsidiaries, affiliates, or surety company or companies.

13.	EQUIPMENT AND KNOW-HOW FURNISHED BY EACH PARTY

13.1           While the Joint Venturers contemplate that the facility to be built in Brazil to manufacture mobile communications equipment will be modeled after the factory currently operated by SinoHub in Shenzhen, China, neither Joint Venturer shall be required to furnish equipment, facilities, or other resources to CiaoHub (collectively, “Equipment”).

13.2           To facilitate the operations of CiaoHub, each of the Joint Ventures may from time to time permit CiaoHub to utilize certain Proprietary Information (as defined herein) of such Joint Venturer.  Unless otherwise expressly provided in writing by the Joint Venturer providing such Proprietary Information, such information shall remain the property of such Joint Venturer and the rights of CiaoHub to use such information shall terminate upon the dissolution of CiaoHub or a change of control of CiaoHub pursuant to which the Joint Venturers collectively own less than a majority of the voting securities of CiaoHub, any successor thereto or any company purchasing substantially all of CiaoHub’s assets.   In the event that Ciao should purchase or otherwise be assigned all of SinoHub’s equity interest in CiaoHub, SinoHub shall grant CiaoHub a nonexclusive, nontransferable, irrevocable, perpetual, paid-up, royalty-free license to use SinoHub’s Proprietary Information used in then existing production facilities in Brazil solely for the purpose of the continued operation of such then existing production facilities and for no other purpose whatsoever.  In the event that SinoHub should purchase or otherwise be assigned all of Ciao’s equity interest in CiaoHub, Ciao shall grant CiaoHub a nonexclusive, nontransferable, irrevocable, perpetual, paid-up, royalty-free license to use Ciao’s Proprietary Information used in then existing marketing efforts for the marketing and sale of products produced in the facilities in Brazil (including but not limited to customer contacts and other marketing information and goodwill) solely for the purpose of the continued marketing and sales of such products and for no other purpose whatsoever.

14.	DISTRIBUTION OF PROFITS OR LOSSES AND ASSETS

14.1           As soon as reasonably practical after the dissolution of CiaoHub, the capital contributions (if any) and any other working funds of the Joint Venturers and the assets and profits of the Joint Venture, shall be used to pay all outstanding obligations and other indebtedness of CiaoHub.  Sufficient reserves shall be established for known or reasonably anticipated contingencies not theretofore discharged.  Thereafter, any funds remaining in the bank account of CiaoHub, or which shall be received by or for the account of CiaoHub or which shall become available in any manner for distribution, shall be distributed to the Joint Venturers and other stockholders of CiaoHub in proportion to their respective share ownership in CiaoHub. When funds set aside as reserves are no longer required for such purposes then such funds shall be similarly distributed.

14.2           Prior to the dissolution of CiaoHub, the Board of Directors will cause to be distributed on a quarterly basis to the Joint Venturers and other stockholders of CiaoHub in proportion to their respective share ownership in the CiaoHub all profits generated by CiaoHub in excess of what the Board determines is reasonably necessary to retain for working capital and repayment of outstanding indebtedness.  At a minimum, CiaoHub shall distribute to the Joint Ventures sufficient funds to pay any tax liability resulting from their ownership of CiaoHub shares.

14.3           Upon dissolution of CiaoHub, Equipment and other property shall be disposed of and the values obtained shall be included in the funds to be used to pay obligations and distributed in accordance with this Section.

15.	LIMITATION OF LIABILITY

15.1           Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Joint Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Joint Venture, and no Joint Venturer shall be obligated personally for any such debt, obligation or liability of the Joint Venture solely by reason of being a Joint Venturer.

15.2           In no event shall any Joint Venturer be liable to any other Joint Venturer or the Joint Venture, in contract, tort or otherwise (including negligence, warranty and strict liability) for any special, indirect or consequential damages including, without limitation, loss of revenues or profits, cost of capital, loss of goodwill or similar damages.

15.3           The Joint Ventures agree that the debts, obligations and liabilities of CiaoHub, whether arising in contract, tort or otherwise, shall, to the fullest extent permitted under applicable law, be solely the debts, obligations and liabilities of CiaoHub, and that no stockholder of CiaoHub shall be obligated personally for any such debt, obligation or liability of CiaoHub solely by reason of being a stockholder of CiaoHub.

16.	SUBCONTRACTING AND ASSIGNMENT; RIGHT OF FIRST REFUSAL

16.1           The Joint Venturers contemplate that, unless otherwise determined by the Board of Directors, all subcontracts and other agreements with respect to the services to be performed in connection with the Business shall be executed in the name of CiaoHub.

16.2           Neither this Agreement nor any interest nor obligation of any Joint Venturer herein, including any interest in funds belonging to or which may accrue to the Joint Venture, or any interest in any bank account of the Joint Venture, or in any property of any kind employed or used in connection with the Joint Venture, may be assigned, pledged, transferred, borrowed, subcontracted or hypothecated by any Joint Venturer without the prior written consent of the other Joint Venturer.  No Joint Venturer may voluntarily transfer any shares of CiaoHub except in compliance with the terms of this Section 16.

16.3           No Joint Venturer shall sell, assign, transfer or otherwise voluntarily alienate or dispose of any shares of CiaoHub (each such transaction, an “Assignment”) if in the good faith determination of the other Joint Venturer such Assignment either (i) would cause or constitute a breach of any agreement then binding upon CiaoHub or of any laws, rules, regulations or orders then applicable to CiaoHub or (ii) would be to (a) any person which directly or indirectly competes with CiaoHub or (b) any customer, distributor or supplier of CiaoHub, if such other Joint Venturer should determine that such transfer would result in such customer, distributor or supplier receiving information that would place CiaoHub at a competitive disadvantage with respect to such customer, distributor or supplier.

16.4           Any Joint Venturer that intends to sell, assign, transfer or otherwise voluntarily alienate or dispose of any shares of CiaoHub (the “Selling Joint Venturer”) shall, prior to any such transfer, give written notice (the “Selling Joint Venturer’s Notice”) of such intention to CiaoHub and to the other Joint Venturer (the “Offered Joint Venturer”).  The Selling Joint Venturer’s Notice shall include the name of the proposed transferee, the proposed purchase price per share, the terms of payment of such purchase price and all other matters relating to such sale and shall be accompanied by a copy of the written offer of the proposed transferee to purchase such Shares from the Selling Joint Venturer.  The Selling Joint Venturer’s Notice shall constitute a binding offer by the Selling Joint Venturer to sell to the Offered Joint Venturer or any of its designated affiliates such number of Shares (the “Offered Shares”) then owned by the Selling Joint Venturer as are proposed to be sold in the Selling Joint Venturer’s Notice at the monetary price per share designated in the Selling Joint Venturer’s Notice, payable as provided in Section 16.4 hereof.  Not later than 60 days after receipt of the Selling Joint Venturer’s Notice, the Offered Joint Venturer shall deliver written notice (the “Offered Joint Venturer’s Notice”) to the Selling Joint Venturer and to CiaoHub stating (i) whether such proposed transaction complies with Section 16.3 hereunder if not previously determined by the Offering Joint Venturer and (ii) if such transaction does comply with Section 16.3, whether the Offered Joint Venturer has accepted the offer stated in the Selling Joint Venturer’s Notice.  The Offered Joint Venturer may only accept the offer of the Selling Joint Venturer in whole and may not accept such offer in part.  If the Offered Joint Venturer accepts the offer of the Selling Joint Venturer, the Offered Joint Venturer’s Notice shall fix a time, location and date for the closing of such purchase, which date shall be not less than ten (10) nor more than 30 days after delivery of the Offered Joint Venturer’s Notice.

16.5           The place for the closing of any purchase and sale described in Section 16.4 shall be the principal office of CiaoHub or at such other place as the parties shall agree.  At the closing, the Selling Joint Venturer shall accept payment on the terms offered by the proposed transferee named in the Selling Joint Venturer’s Notice; provided, however, that the Offered Joint Venturer shall not be required to meet any non-monetary terms of the proposed transfer, including, without limitation, delivery of other securities in exchange for the shares proposed to be sold.  At the closing, the Selling Joint Venturer shall deliver to the Offered Joint Venturers, as the case may be, in exchange for shares purchased and sold at the closing, certificates, if any, for the number of shares stated in the Selling Joint Venturer’s Notice, accompanied by duly executed instruments of transfer.  Each party shall bear its own fees and expenses incurred with respect to the closing.

16.6           If the Offered Joint Venturer fails to accept the offer stated in the Selling Joint Venturer’s Notice, and the Offered Joint Venturer has determined that such offer complies with Section 16.3 hereunder, then the Selling Joint Venturer shall be free to sell all, but not less than all, of the Offered Shares to the designated transferee at a price and on terms no less favorable to the Selling Joint Venturer than described in the Selling Joint Venturer’s Notice; provided, however, that such sale is consummated within 90 days after the giving of the Selling Joint Venturer’s Notice to the Offered Joint Venturer.  As a condition precedent to the effectiveness of a transfer pursuant to this Section 16.6, the proposed transferee(s) shall agree in writing prior to such transfer to become a party to this Agreement and shall thereafter be permitted to transfer shares only in accordance with this Agreement.

16.7           The restrictions on transfer contained in this Section 16 shall not apply to transfers by a Joint Venturer (i) to a Person that is an “affiliate” of a Joint Venturer, provided that the transferring Joint Venturer remains primarily liable for the performance of all of its obligations under this Agreement (including all obligations transferred to such affiliate) and that no such transfer shall adversely affect in any manner any of the other Joint Venturers, or (ii) to another Joint Venturer pursuant to the provisions of Section 17 (in either case, a “Permitted Transferee”); provided, however, that in any such event the Shares so transferred in the hands of such Permitted Transferee shall remain subject to this Agreement, and such Permitted Transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer.  For purposes of this Section 16.7, an “affiliate” of a Joint Venturer means an entity controlled, directly or indirectly, by a Joint Venturer by means of more than fifty percent (50%) of the voting securities or the right to elect or appoint a majority of the board of directors or corresponding governing body of such entity.

17.	PUT/CALL

17.1           In the event that the Joint Venturers (or their respective designees on the Board of Directors) are unable to reach agreement with respect to any dispute between the Joint Venturers as to the operation of CiaoHub or the Business, either Joint Venturer shall have the right to provide a written notice (a “Put Notice”) to the other Joint Venturer indicating its intent to sell its shares in CiaoHub to the other Joint Venturer and the price at which such Joint Venturer is willing to sell the shares (“Sale Price”). The Joint Venturer sending the Put Notice is referred to herein as the “Exercising Venturer,” and the Joint Venturer receiving the Put Notice is referred to herein as the “Electing Venturer.”  The Put Notice shall constitute an irrevocable election by the Exercising Venturer to either sell all of its shares in CiaoHub to the Electing Venture at the Sale Price or, if so elected by the Electing Venturer pursuant to this Section 17, to purchase all of the shares in CiaoHub owned by the Electing Venturer at the Sale Price.   Notwithstanding the foregoing, no Joint Venturer may issue a Put Notice if it is in default of its obligations under this Agreement.

17.2           Within sixty (60) days of receipt of the Put Notice, the Electing Venturer shall send a written notice (the “Responsive Notice”) to the Exercising Venturer indicating either that: (i) the Electing Venturer agrees to purchase the CiaoHub shares owned by the Exercising Venturer or (ii) that the Electing Venturer agrees to sell the CiaoHub shares owned by it to the Exercising Venture and, in either case, setting a closing date for the sale of CiaoHub shares (the “Closing Date”), which Closing Date shall be no less than sixty (60) days and no more than  (90) days from the date of transmittal of the Responsive Notice.  The Joint Venturers may mutually agree to an earlier or later Closing Date in writing.

17.3           On the Closing Date, the Joint Venturer selling its CiaoHub shares shall deliver the certificate or certificates representing such shares with appropriate endorsements to the Joint Venturer purchasing the shares, and the Joint Venturer purchasing the shares shall deliver to the Joint Venturer selling the shares the aggregate Sale Price by cash, check or wire transfer.

18.	DEFAULTS

A Joint Venturer shall be deemed to be in default of this Agreement if: (i) such Joint Venturer shall have breached any material provision of this Agreement and does not cure the default within sixty (60) days of written notice by the non-defaulting Joint Venturer to the breaching Joint Venturer specifying in reasonable detail the nature of the default   or (ii) an Event of Bankruptcy occurs with respect to such Joint Venturer.

19.	NOTICES

Any notice which is required or permitted to be given under any provision of this Agreement, except notices of special meetings of the Board of Directors as provided in Section 8 of this Agreement, shall be given in writing and shall be delivered either in person or by registered, certified mail, over night UPS or Federal Express Delivery and shall be deemed effective if and when received by the party to be notified at such party’s address as set forth below.  Each Joint Venturer may, by written notice to the other Joint Venturer as provided in this Section, change its address for receiving such notices.

SINOHUB:	Henry T. Cochran CEO SinoHub, Inc. 6/F, Bldg 51, Rd 5, Qiongyu Blvd. Technology Park, Nanshan District Shenzhen, People’s Republic of China 518057 86 755 2661 2106
Ciao:	Eugênio Santos CEO Ciao Telecom. Inc. 1900 Powell Street, #450 Emeryville, CA 94608 (347) 560-5040

20.	TERM OF THE JOINT VENTURE

This Agreement shall terminate upon the earliest to occur of: (i) the written election of all of the Joint Venturers, (ii) the written election of either Joint Venturer if CiaoHub has not closed on an Initial Debt Financing in a principal amount of at least US$10,000,000 or other funding acceptable to both Joint Venturers by October 1, 2012, (iii) the written election of a Non-Defaulting Joint Venturer that has issued a Default Notice to a Defaulting Joint Venturer if such default remains uncured for more than 60 days after such Default Notice is issued, (iv) the dissolution of CiaoHub, (v) the occurrence of an Event of Bankruptcy with respect to CiaoHub, (vi) the occurrence of  a Change of Control (as defined herein) of CiaoHub and (vii) the Closing Date of a transaction described in Section 17 hereunder.  For the purposes of this Agreement, the term “Change of Control” means: (i) the closing of the sale of all or substantially all of CiaoHub’s assets as an entirety to any person or related group of persons in a single transaction or in a series of related transactions; (ii) the merger or consolidation of CiaoHub with or into another corporation or the merger or consolidation of another corporation with or into CiaoHub, in either case with the effect that immediately after such transaction the stockholders of CiaoHub immediately prior to such transaction hold less than a majority in interest of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (iii) the closing of a transfer of the beneficial ownership of more than 50% of CiaoHub’s outstanding equity securities (assuming the issuance of equity securities upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire such securities) to a single person or entity, or a “group” (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions; (iv) the closing of a registered public offering of the Common Stock under the Securities Act of 1933.

21.	DISPUTES, GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws in effect in the State of California and in accordance with all applicable Federal laws.  The Joint Venturers shall, in good faith, expend commercially reasonable efforts to resolve amicably any claim or dispute as to any matter arising out of, or relating to this Agreement (“Dispute”).  If the Joint Venturers are unable to resolve the Dispute then such Dispute or other matters in question between the Joint Venturers arising out of or relating to this Agreement, or breach thereof, shall be subject to and decided in San Francisco, California by JAMS, a national dispute resolution provider.  Each Joint Venturer shall bear its own costs of such arbitration.  Except for a breach of Article 23.1 (“Confidentiality”), any judgment or award may only be entered in any court of Brazil and enforced against the breaching Joint Venturer’s equity interest in CiaoHub, provided that the party against whom judgment is rendered may, in its sole discretion, elect to pay any judgment in cash in lieu of shares in CiaoHub.

22.	LIMITATION OF THE RIGHTS OF OTHERS

Nothing in this Agreement, whether expressed or implied, shall be construed to give any other entity or person, any legal or equitable right, remedy or claim under or in respect of this Agreement, other than the Joint Venturers.

23.	MISCELLANEOUS

23.1           Confidentiality and Proprietary Information.  The Joint Venturers shall exchange technical and business information and data as are required of each to perform its part of the effort described in this Agreement.  Each party hereto agrees to keep in confidence and to use the highest degree of care to prevent the disclosure to third parties of all proprietary information received from either of the Joint Venturers under this Agreement.   For purposes of this Agreement, “Proprietary Information” shall mean customer and sales information, technical, marketing or financial information (1) originated by or otherwise peculiarly within the knowledge of the party, (2) currently protected against unrestricted disclosure to others, and (3) relating to or in any- way pertaining to the Proposal.  This Agreement is understood to pertain to materials in any form, format, or media concerning the exchange of information between the parties including information obtained from oral or other transitory means, unless expressly and specifically indicated at the time of disclosure to be non-confidential.  The Joint Venturers agree that each Joint Venturer shall consider all information provided by the other Joint Venturer as confidential, unless such information is already in existence as common or public knowledge, and shall in no event disclose such information to any third party other than as required by applicable law.

23.2           Non-Competition.  During the term of this Agreement, and for a period of six (6) months thereafter, neither Joint Venturer shall, directly or indirectly, either individually or as an employee, officer, principal, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor or consultant on in any other capacity, participate in, become associated with, provide assistance to, engage in or have a financial or other interest in any business, activity or enterprise engaged in the manufacture, sale or distribution of mobile communications devices in Brazil (other than any inventory remaining in CiaoHub upon the termination of this Agreement) which is competitive with CiaoHub or any of its successors or assigns.  The ownership of less than a 1% interest in a company whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that company may be a competitor, shall not be deemed financial participation in a competitor.

23.3           Publicity.  Any press release or other public announcement with respect to this Agreement, the Joint Venture, the Business or any subject matter hereof shall be subject to the mutual agreement of the Joint Venturers, which agreement shall not be unreasonably withheld or delayed.  Ciao acknowledges that SinoHub is subject to certain public reporting requirements under the securities laws of the United States which may require SinoHub to make public disclosures in an expeditious fashion.

23.4           Entire Agreement.  This Agreement contains and constitutes the entire agreement between the Joint Venturers with respect to the Joint Venture to engage in the Business.

23.5           Severability of Invalid Provision.  If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect under the laws of the State of Delaware, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been incorporated herein and the rights of the Joint Venturers hereto shall be construed and enforced accordingly.

23.6           Amendments.  This Agreement shall not be changed, amended, modified or waived otherwise than by a written instrument signed by duly authorized officers of all of the Joint Venturers if such approval is required.

23.7           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Joint Venturers that execute such counterparts, and all of which together shall constitute one instrument.

23.8           Force Majure.  Except for the payment of money, neither Joint Venturer will be liable for any failure or delay in performance under this Agreement due to fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, war, insurrection, riot, act of God or the public enemy, law, act, order, proclamation, decree, regulation, ordinance, or instructions of government or other public authorities, or any other event beyond the reasonable control of the Joint Venturer whose performance is to be excused.

If, however, a Joint Venturer's performance is prevented for one hundred twenty (120) days, then the other Joint Venturer shall be entitled to terminate this Agreement on written notice to the Joint Venturer suffering the force majeure at any time prior to resumption of performance by the Joint Venturer suffering the force majeure.

23.9           Further Assurances.  Each Joint Venturer hereto agrees to execute and deliver, by the proper exercise of its corporate or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

[Signature page follows]

IN WITNESS HEREOF, SINOHUB, INC. and CIAO TELECOM, INC. have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SINOHUB, INC.		CIAO TELECOM, INC.

By:	/s/ Henry T. Cochran	By:	/s/ Eugênio Santos
Name:	Henry T. Cochran	Name:	Eugênio Santos
Its:	CEO	Its:	CEO